Exhibit 4.77

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Shenzhen UFACTORY Technology Co., Ltd.

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into as of July 28, 2025, by and among:

(1)
Shenzhen UFACTORY Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC with unified social credit code of 91440300085724015W ("Target Company");

(2)
Le Heng, a natural person of the People’s Republic of China, ID Card No.: [***] (hereinafter referred to as the “Founder” or the “Transferor”);

(3)
Beijing Cheetah Target Media Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC with unified social credit code of 91110107MA01PJPX5J ("Transferee").

In this Agreement, the signatories above are collectively referred to as the “Parties” and individually as the “Party”.

WHEREAS:

(1)
As of the execution date of this Agreement (the “Execution Date”), the Target Company is a limited liability company incorporated under the laws of the PRC. As of the Execution Date of this Agreement, Transferor holds 55.61% of the equity interest in the Target Company (corresponding to a registered capital contribution of RMB 74,727 (RMB Seventy-Four Thousand Seven Hundred and Twenty-Seven Only) ;
(2)
Prior to the date of this Agreement, Transferor, the Target Company and other relevant parties have entered into certain investment documents (collectively, the "Historical Investment Documents") to acquire the equity interest in the Target Company;

(3)
Transferor wishes to transfer to Transferee, and Transferee wishes to purchase from Transferor, 35.61% equity interest in the Target Company held by Transferor (corresponding to a registered capital contribution of RMB 47,852 (RMB Forty-Seven Thousand Eight Hundred and Fifty-Two Only)).

NOW, THEREFORE, the Parties hereby agree as follows:

I.
DEFINITIONS

Unless otherwise defined herein, terms used in this Agreement shall bear the meanings set forth in Appendix I hereto. Terms not defined in Appendix I shall bear the meanings given to them in the relevant clauses of this Agreement.

Exhibit 4.77

II.
EQUITY TRANSFER
II.1
The Equity Transfer

(1)
Subject to the terms and conditions hereof, Transferor agrees to transfer to Transferee and Transferee agrees to acquire from Transferor 35.61% equity interest (corresponding to a registered capital contribution of RMB 47,852 (RMB Forty-Seven Thousand Eight Hundred and Fifty-Two Only)) in the Target Company (the "Target Equity"), such transaction is hereinafter referred to as "Equity Transfer").

(2)
The Target Equity to be transferred by the Transferor to the Transferee shall be accompanied with all rights and interests attached thereto, but the Target Equity shall be free and clear of any encumbrances, options or other third-party rights and claims of any nature.

II.2
Equity Transfer Consideration

The Parties acknowledge and agree that the total consideration payable by the Transferee to the Transferor for the Equity Transfer shall be RMB 47.51 million (RMB Forty-Seven Million Five Hundred and Ten Thousand Only (the "Equity Transfer Consideration").

For the avoidance of doubt, if Transferee is required to withhold the taxes payable by Transferor in this Equity Transfer as the withholding obligor, the actual proceeds received by the Transferor from the Equity Transfer shall be the balance of the Equity Transfer Consideration set forth in Article II.2 (1) hereof after deducting such Taxes payable, with the specific payment arrangements subject to Article IV.1 hereof.

II.3
Entire Consideration

The Parties hereby acknowledge and agree that any profits, gains, bonuses and dividends generated by the Group Companies before each of the Closing Dates and past profits, gains, bonuses and dividends of the Group Companies and undistributed at the execution date of this Agreement have been taken into account in the Equity Transfer Consideration and such profits, gains, bonuses and dividends shall belong to the Transferee after the First Closing Date.

II.4
Performance Undertaking and Compensation Clauses

II.4.1 The Parties hereby acknowledge and agree that, unless otherwise agreed by the Parties, the Transferor shall undertake with respect to the performance of the Group Companies on three consecutive anniversaries commencing from July 1, 2025 (i.e. the first anniversary Performance Undertaking Period being from July 1, 2025 to June 30, 2026, the second anniversary Performance Undertaking Period being from July 1, 2026 to June 30, 2027 and the third anniversary Performance Undertaking Period being from July 1, 2027 to June 30, 2028, hereinafter referred to as the "Performance Undertaking Period").

Exhibit 4.77

If the audited average annual net profit of the Group Companies during the Performance Undertaking Period is less than RMB18 million (the "Average Annual Net Profit Undertaking") after the expiration of the Performance Undertaking Period, the Transferee shall have the right to elect to make compensation in which the Target Company issues additional equity interests to the Transferee free of charge or request the Transferor to transfer the equity interests to the Transferee free of charge (for the avoidance of doubt, the Transferee shall firstly elect the lowest compensation method such as making the Transferor bear taxes and any related costs). Specifically:

(1)
If the Transferee elects to make compensation by the Target Company issuing additional equity interests to the Transferee free of charge (the "Capital Increase Compensation"), the number of additional equity interests (the "Capital Increase Compensation Equity") to be issued by the Target Company free of charge to the Transferee shall be calculated according to the following formula:

Number of Capital Increase Compensation Equity Interests = [A/(B * C) * E - D]/[1-A/(B * C)], of which:

A stands for RMB 61,750,000;

B stands for the audited actual average annual net profit of the Group Companies during the Performance Undertaking Period;

C stands for 9.6;

D stands for the amount of the registered capital corresponding to the Target Equity in this Equity Transfer (i.e. RMB 47,852);

E is the total amount of the registered capital of the Target Company as of the Closing Date of this Equity Transfer.

(2)
If the Transferee elects to make compensation by the Transferor's transfer of equity interests to the Transferee free of charge (the "Equity Transfer Compensation", together with the Capital Increase Compensation, the "Performance Compensation"), the number of equity interests to be transferred by the Transferor to the Transferee free of charge (the "Compensation Equity Transferred", together with the Capital Increase Compensation Equity, the "Compensation Equity") shall be calculated according to the following formula:

Number of Compensation Equity Transferred = [A/(B * C) - D] * E, of which:

A stands for RMB 61,750,000;

B stands for the audited actual average annual net profit of the Group Companies during the Performance Undertaking Period;

C stands for 9.6;

D stands for 35.61%, i.e. the proportion of the amount of the registered capital corresponding to the Target Equity Interests in the total amount of the registered capital of the Target Company as of the Closing Date of this Equity Transfer;

E stands for the total amount of the registered capital of the Target Company as of the Closing Date of this Equity Transfer.

After the Closing of this Equity Transfer, the number of Compensation Equity shall be adjusted accordingly in accordance with changes in the registered capital of the Target

Exhibit 4.77

Company resulting from conversion of its reserves into registered capital, conversion into a company limited by shares, share split, distribution of dividends, etc.

The Parties unanimously agree that, with respect to the audited average annual net profit of the Group Companies: (i) the audited average annual net profit of the Group Companies shall be audited and determined by the audit institution jointly designated by the Transferor and the Transferee in accordance with the market generally accepted accounting standards, excluding amortization of intangible assets and goodwill impairment arising from this Equity Transfer; (ii) if the audit institution intends to make any adjustment to the average annual net profit, such adjustment shall be recognized by the Transferor and the Transferee.

II.4.2 The Parties unanimously agree that, the Transferor shall bear all the taxes and costs arising from the performance of the Performance Compensation (including without limitation the payment of the registered capital of the Compensation Equity). In the event that the Transferee incurs any actual payment or any taxes or costs to the Target Company or the Transferor as a result of the aforesaid compensation, the Transferor shall make such compensation to the Transferee in order to achieve the effect as if the Transferee acquires the Compensation Equity without consideration.

II.4.3 After the receipt of the compensation request given by the Transferee in accordance with Article II.4.1 hereof, the Transferor shall cooperate to complete the issuance or transfer of the Compensation Equity (the Transferee shall be deemed to hold the Compensation Equity from the date on which the Compensation Request is given and enjoy the relevant rights to such equity interest), including but not limited to execution of all necessary legal documents, and completion of relevant governmental examination and approval and registration procedures with the relevant market supervision and administration authority (if applicable).

II.4.4 Notwithstanding the foregoing, the Parties unanimously agree that, (1) if the Transferee elects to receive the Compensation Equity by way of the Equity Transfer Compensation, the number of Compensation Equity to be transferred by the Transferor to the Transferee shall be limited to that portion of the Target Company’s registered capital corresponding to all equity interests held by the Transferor immediately after completion of this Equity Transfer; (2) if the Transferor ceases to serve as the general manager of the Group Companies during the Performance Undertaking Period solely due to reasons attributable to the Transferee, the provisions of Article II.4 hereof shall be terminated automatically.

III.
CONDITIONS PRECEDENT TO PAYMENT

III.1
Conditions Precedent to First Installment Payment

Only if each of the following conditions ("Condition Precedent to First Installment Payment") is satisfied or waived by the Transferee in writing on or prior to the First Closing Date, the Transferee shall have the obligation to pay the First Installment Payment to the Transferor in accordance with Article IV.1 (a) hereof:

(1)
The representations and warranties of the Transferor are true, accurate, complete and not

Exhibit 4.77

misleading in all respects on the date hereof and shall be as of the First Closing Date, and do not omit to state any material facts necessary to reflect such representations and warranties;

(2)
The Transaction Documents have been duly and validly executed by the Parties and remain in full force and effect as of the First Closing Date. The Transferor shall have performed and complied in all respects with all covenants and obligations contained in the Transaction Documents that are required to be performed or complied with by them on or before the First Closing Date;

(3)
The Transferor has obtained all internal and external (including without limitation governmental authorities and other third parties) consents, approvals, notices, filings or registrations necessary for its execution or performance of this Agreement or completion of the Equity Transfer, including without limitation the resolution of the shareholders' meeting and the board of directors of the Target Company (the Transferee shall ensure that the Equity Transfer shall be approved in such resolutions of the shareholders' meeting and the board of directors), agreeing to (x) approve the Equity Transfer and waive the right of first refusal, right of co-sale, liquidation preference or other similar rights with respect to the Equity Transfer; (y) approve the resignation of the directors appointed by the Transferor (if applicable), and appoint candidates appointed by the Transferee as the directors;

(4)
There are no laws and regulations or judgments, awards, rulings or injunctions of any court, arbitration organization or relevant government authority restricting, prohibiting or canceling the Equity Transfer, nor is there any pending or potential litigation, arbitration, judgments, awards, rulings or injunctions that have had or will have material adverse effect on the Equity Transfer;

(5)
Since the date hereof, there shall have been no material adverse change on the Group Companies, and no event that may have material adverse effect on the Group Companies and the Equity Transfer shall have occurred or may occur;

(6)
The Transferee shall have completed the business, legal and financial due diligence of the Group Companies to the reasonable satisfaction of the Transferee (if any significant issue has been found which may materially affect the completion of this Equity Transfer, such issue shall have been resolved by the Transferor and the Transferee through friendly consultation or a settlement plan shall have been reached between the Transferor and the Transferee);

(7)
The internal decision-making body of the Transferee shall have approved the Equity Transfer and the performance and execution of the Transaction Documents;

(8)
The Transferor shall have sent a Remittance Notice to the Transferee setting forth the details of its bank account;

(9)
The Transferee shall have received a written confirmation executed by the Transferor in form and substance reasonably satisfactory to the Transferee accompanied by necessary evidentiary documents confirming and proving that the Conditions Precedent to Payment hereto have been satisfied or waived by the Transferee in writing in accordance with this Agreement.

Exhibit 4.77

III.2
Conditions Precedent to the Second Installment Payment

Only if the following conditions (the "Conditions Precedent to the Second Installment Payment", together with the Conditions Precedent to the First Installment Payment, the "Conditions Precedent to Payment") are satisfied or waived by the Transferee in writing on or before the Second Closing Date, the Transferee shall have the obligation to pay the Second Installment Payment to the Transferor in accordance with Article IV.1 (b) hereof:

(1)
As of the Second Closing Date (as defined below), all conditions precedent to the First Installment Payment stipulated in Article III.1 hereof shall have been satisfied and be continuously satisfied;

(2)
The Target Company shall have completed the registration procedures with the competent Market Supervision and Administration Bureau in connection with this Equity Transfer, pursuant to which (i) Transferee has become a shareholder of the Target Company; (ii) the director appointed by the Transferor has resigned; and (iii) the filing of the new articles of association of the Target Company has been completed;

(3)
The Group Companies shall have completed restructuring of entities other than the Target Company to the satisfaction of Transferee (the "Restructuring of the Group Companies") and shall have provided the Transferee with documents to evidence the completion of such Restructuring of the Group Companies.

(4)
The Transferor shall have completed all tax filings and tax payment procedures in connection with this Equity Transfer, and the Transferee shall have received the certificates of tax payment;

(5)
The Target Company and the Founder shall have entered into a supplementary agreement with all the employees granted Incentive Equity Interests (the "Participants") to the Incentive Equity Interest Award Agreement to the satisfaction of the Transferee, which shall specify the subsequent handling of the Incentive Equity Interests granted to the Participants, and the Transferee shall have received the executed copies of such agreement;

(6)
The Transferor shall have collected, sorted out and delivered to the Transferee articles, files, documents and data relating to the Group Companies based on the hand-over list determined with the Transferee through friendly consultation.

III.3
Facilitation of Closing

(a)
The Transferor shall take all necessary actions to procure the satisfaction of the Conditions Precedent to Payment as soon as practicable and in any event no later than its respective Long Stop Dates, and the Transferee shall provide reasonable and necessary cooperation. The Transferor shall immediately notify the Transferee in writing (with relevant written evidence) if the Transferor are aware of the satisfaction of any condition precedent to payment or are aware of any fact or circumstance which may hinder the satisfaction of a condition precedent to payment.

(b)
For the avoidance of doubt, in the event that Transferee waives or waives in writing any of the Conditions Precedent to Payment, the counterpart of such Conditions Precedent to Payment shall be the obligation of the Transferor to be performed promptly after such

Exhibit 4.77

payment and shall serve as the Conditions Precedent to Payment to the next payment after such payment.

IV.
CLOSING AND PAYMENT OF THE EQUITY TRANSFER

IV.1
Closing and Payment

(a)
Within ten (10) business days after all the Conditions Precedent to the First Installment as provided in Article III.1 hereof have been satisfied or waived by the Transferee in writing (as for the Conditions Precedent to be satisfied on the First Closing Date in accordance with their nature, such Conditions Precedent shall be satisfied or waived by the Transferee in writing on the First Closing Date), the Transferee shall remit the First Installment Payment (i.e. 50% of the amount of the Equity Transfer Consideration) in currency to the bank account designated by the Transferor in advance (the "First Installment", and the date on which the Transferee pays the First Installment Payment to the Transferor shall be the "First Closing Date").

(b)
Within ten (10) business days after all the Conditions Precedent to the Second Installment as provided in Article III.2 hereof have been satisfied or waived by the Transferee in writing (as for the Conditions Precedent to be satisfied on the Second Closing Date in accordance with their nature, such Conditions Precedent shall be satisfied or waived by the Transferee in writing on the Second Closing Date), the Transferee shall remit the Second Installment Payment (i.e. 50% of the amount of the Equity Transfer Consideration) in currency to the bank account designated by the Transferor in advance (the "Second Installment", and the date on which the Transferee pays the Second Installment Payment to the Transferor shall be the "Second Closing Date", and together with the First Closing Date, the "Closing Dates").

The Parties acknowledge and agree that all rights, titles and interests in and to the Equity Interest shall be transferred to the Transferee as of the First Closing Date.

IV.2
Actions at the Closings

The Transferor shall deliver to the Transferee:

(1)
On the First Closing Date, the post‑Equity Transfer shareholder register of the Target Company and the certificates of capital contribution corresponding to the Target Equity, each duly stamped by the Target Company and signed by its legal representative, shall be delivered;
(2)
On each Closing Dates, a receipt confirmation letter signed by the Transferor, evidencing that the Transferor has received the consideration for the transfer of the Target Equity, shall be delivered;
(3)
On each Closing Dates, the other documents reasonably requested by the Transferee pursuant to hereto and relevant laws and regulations, shall be delivered.

Exhibit 4.77

V.
REPRESENTATIONS AND WARRANTIES

V.1
Representations and Warranties of the Transferor

Other than as disclosed to and confirmed by the Transferee in the Disclosure Letter set out in Appendix III hereto, the Transferor shall procure that the representations and warranties set out in Part I of Appendix II hereto (the "Transferor's Warranties") are true and accurate and not misleading without any omission to state any necessary fact and that the execution by the Transferee of this Agreement depends on the Transferor's Warranties being true and accurate and not misleading in all respects and that no necessary fact is omitted to state therein.

V.2
Representations and Warranties of the Transferee

The Transferee shall procure that the representations and warranties set out in Part II of Appendix II hereto (the "Transferee's Warranties") are true and accurate and not misleading without any omission to state any necessary fact and that no necessary fact is omitted to state therein.

VI.
UNDERTAKINGS BY THE PARTIES

VI.1
Notification of Events of Default

The Transferor shall promptly, accurately and completely disclose to the Transferee, any event, circumstance, fact and circumstance prior to each of the Closing Dates that may result in a material adverse change for the Group Companies or may result in a material breach of any of the representations, warranties, covenants and other obligations of the Transferor in this Agreement or may have the effect of making any of the representations, warranties, covenants and other obligations of the Transferor in this Agreement untrue or incorrect in any material respect and which has a material adverse effect on the Equity Transfer.

VI.2
Conduct of Business during the Transition Period

During the Transition Period, the Transferor shall ensure that the Group Companies (i) conduct their business in the ordinary and usual course, and operate their business in a manner consistent with past practice and consistent with prudent commercial practices, and (ii) not suffer, to the best of their Control, any material adverse change. In addition, the Transferor shall provide or cause the Group Companies to provide to the Transferee, at the Transferee's request, data and information concerning the Group Companies.

VI.3
Restrictions on Activities during the Transition Period

Unless otherwise expressly agreed herein, during the Transition Period, the Transferor shall ensure that each Group Company shall not take any of the following actions without the prior written consent of the Transferee:

(1)
Amend its articles of association, change its shareholding structure or issue or repurchase any Equity Securities;

Exhibit 4.77

(2)
Change its business scope or expand in any field other than its main business;

(3)
Enter into any acquisition, liquidation, merger, consolidation in any form with a third party, restructuring in any form or any similar actions of the Group Companies;

(4)
Enter into any material contract except in the ordinary course of business consistent with past practice and consistent with prudent commercial practices;

(5)
Terminate, amend or modify any qualification or permit, except (x) as required by any Governmental Authority or (y) during the ordinary course of business;

(6)
Establish any subsidiary, joint stock company or similar entity, or subscribe for, purchase or acquire any Equity Securities of any Person;

(7)
Purchase or dispose of any material assets other than in the ordinary course of business; make any capital expenditure or any commitment that would create or result in an obligation to make a capital expenditure by the Group Companies;

(8)
Enter into any related-party transaction;

(9)
Apply for loans from a third party or provide security in any form to a third party;

(10)
Repay debts in advance before they fall due;

(11)
Distribute dividends or any other distribution to its shareholders;

(12)
Change the accounting firm and accounting policies;

(13)
Transfer, license, sell, mortgage, pledge, lease or in any other manner dispose of or create any other encumbrance on its equity interest or assets, or place any third party right (e.g., right of first refusal) on its equity interest or assets other than during the ordinary course of business;

(14)
Increase the salaries, adopt new benefit plan, or pay any bonus, benefit or other direct or indirect compensations to any of its employees; dismiss or engage more than 5% of the employees;

(15)
The Controlling Person and the Key Employees are unable to perform their duties in the Group Companies due to any reason;

(16)
Enter into any agreement, commitment or other similar arrangement that may have adverse effect on it or increase its obligations, or other matters that have gone beyond the ordinary course of business or may affect the valuation and prospects of the Group Companies; and

(17)
Enter into any agreements or undertakings in respect of any of the foregoing.

VI.4
Exclusivity

From the Execution Date, unless as explained by the Transferor to the Transferee prior to the Execution Date and confirmed by the Transferee, until the Closing of this Equity Transfer or the

Exhibit 4.77

corresponding termination of this Equity Transfer pursuant to Article VIII.2, without the prior written consent of the Transferee, the Transferor shall not, directly or indirectly (including through any third party), and the Transferor shall ensure that their respective affiliates and the Group Companies shall not, directly or indirectly (including through any third party), (i) solicit, initiate, consider, encourage or accept proposals or offers from any person or any entity, (A) enter into any transaction, discussion, consultation, negotiation, cooperation, contact, contact or accept any offer, solicitation of offer, inquiry or execution of any written document in connection with or in conflict with this Equity Transfer for any reason and in any manner whatsoever, (B) dispose of the equity interest in the Group Companies and dispose of the assets of the Group Companies outside the ordinary course of business (including, without limitation, sale, mortgage, pledge, escrow or creation of any encumbrance or third party rights, such as right of first refusal, of all or part of the equity interest and assets of the Group Companies), (C) make, enter into or participate in any agreement, undertaking or other similar arrangement that increases obligations of the Group Companies not in the ordinary course of business (including, without limitation, capital reorganization, asset reorganization or other extraordinary business transactions), (D) merge, consolidate or otherwise form a business combination of the Group Companies or their business, or (ii) participate in any discussions, conversations, negotiations or other communications regarding a conflicting transaction, or provide to any other Person any information with respect to the foregoing, or otherwise cooperate, assist, participate in or encourage any effort or attempt by any other Person to seek to enter into a conflicting transaction. The Transferor shall immediately cease (and shall cause the Group Companies to immediately cease), and shall cause to be terminated, all discussions, conversations, negotiations or other communications initiated prior to the execution of this Agreement with respect to any conflicting transaction. The Transferor shall promptly notify the Transferee if any Person makes any proposal, offer, inquiry or other communication relating to a conflicting transaction.

VI.5
Transferee's Information Right

The Parties agree that, to ensure the normal operation and smooth transition of the Group Companies, during the Transition Period, the Transferee may appoint a representative to have access to the management, operation, finance, legal affairs and property status of the Group Companies, and to make reasonable preparation for the handover of the management of the Group Companies with the representative of the Group Companies designated by the Transferor, including without limitation:

(1)
Prior to the Second Closing Date, the Transferor shall negotiate with the Transferee to determine the hand-over list;

(2)
Collecting and organizing the relevant files that should be delivered to the Transferee in accordance with the hand-over list, including without limitation resolutions of the board of directors/decisions of the executive director, resolutions of the shareholders' meeting/decisions of the shareholders, equity transfer agreement or capital increase agreement, other shareholders' waiver of their right of first refusal, capital verification reports, business license, articles of association, approval documents issued by the original approval authority for each change and amendment registration/filing documents with the relevant market supervision and administration authority (the specific files to be delivered shall be subject to those set forth in the hand-over list);

(3)
Upon completion of the inspection and inventory check, the relevant seals, articles, files, documents and other materials of the Group Companies that shall be delivered to the Transferee in accordance with the hand-over list, including, without limitation, the relevant seals of the Group Companies (including, without limitation, official seal, special finance

Exhibit 4.77

seal, special contract seal, special business seal and special invoice seal), specimen seals for the relevant bank accounts, online banking passwords, password cards, USB flash drive and other seals and signatures required for the conduct of banking business and other necessary documents or account information, the login information of various systems, all authorities for financial and business systems (including the business contract systems containing the authorities to access business contracts, etc.), accounting vouchers, cash deposited in the Target Company and other articles, files, documents and other materials (the specific materials to be delivered shall be subject to those set forth in the hand-over list);

(4)
Organizing all valid policy documents and procedural rules of the Group Companies that shall be delivered to the Transferee in accordance with the hand-over list.

VI.6
Full-Time Service and Non-Competition Undertakings by the Founder

VI.6.1 The Founder undertakes that he shall, and shall cause the Key Employees of the Group Companies to, work for the Group Companies on a full-time basis and devote substantially all of their working time and energy to the operation and management of the Group Companies from the Execution Date to the date three (3) years after the First Closing Date, and shall make their best efforts to develop the business of the Group Companies and protect their interests. Without the prior written consent of the Transferee, the Founder shall not terminate his full-time employment relationship with the Group Companies.

VI.6.2 The Founder shall ensure that he shall not, and shall cause his affiliates not to, directly or indirectly, engage in any business in competition with the main business of the Group Companies; hold, directly or indirectly, any interest in any entity constituting competition with the Group Companies; or engage in any other acts detrimental to the interest of the Group Companies, during the period when he directly or indirectly hold equity interest in the Group Companies or act as employees or directors of the Group Companies and within two (2) years from the date on which they cease to hold, directly or indirectly, equity interest in the Group Companies or cease to be employed by the Group Companies, and cease to serve as directors or senior managers of the Company (whichever is the later), which shall include but not limited to,

(i)
To directly or indirectly invest in, participate in, assist or engage in, in any manner, any company or other organization in competition with the business conducted by the Group Companies;

(ii)
To serve as an officer or employee of a company or organization engaging in competing activities with the business conducted by the Group Companies;

(iii)
To provide loans to a company or organization engaging in competing activities with the business conducted by the Group Companies;

(iv)
To directly or indirectly obtain benefits from competing activities or a company or other organization engaging in competing activities;

(v)
To solicit, in any manner, customers of the Group Companies or deal with or attempt to deal with customers in connection with the production and sale of the Group

Exhibit 4.77

Companies, regardless of whether such customers are customers of the Group Companies prior to or after the Closing Dates;

(vi)
To employ, in any manner through any individual or organization which is directly or indirectly Controlled by it or in which it has an interest, any Person whose employment with the Group Companies is terminated as of the Closing Dates;

(vii)
To solicit for employment of the employees then employed by the Group Companies in any manner; and

(viii)
To divulge any trade secrets of the Group Companies or defame or impair the reputation of the Group Companies in any manner.

VI.7
Transferor's Obligation of Cooperation

(1)
After the Closing, the Transferor shall use their best efforts to cooperate with the requests of the Transferee to procure the Group Companies to obtain the legal ownership and use right of and relevant registration with governmental authority of all Intellectual Property necessary for the Principal Business of the Group Companies in the countries and regions where the Group Companies conduct their business, including but not limited to patents, trademarks (covering all categories necessary for the Principal Business of the Group Companies), copyrights, know-how, domain names and trade secrets, and use their best reasonable efforts to protect the Intellectual Property of the Group Companies.

(2)
After the Closing, the Transferor shall, upon reasonable request of the Transferee and within the period reasonably requested by the Transferee, (a) cause any of its Key Employees to enter into labor contracts and confidentiality and non-compete agreements and Intellectual Property ownership agreements with the Group Companies, in the form satisfactory to the Transferee; and (b) cause the Group Companies to gradually comply with the requirements of applicable Laws in connection with labor, including but not limited to contribution to social insurance and housing fund for its employees in accordance with law.

(3)
After the Closing, the Transferor shall cooperate with the requests of the Transferee to cause the Group Companies to perfect their financial system as soon as practicable to ensure clear internal financial authorization, accurate financial data and records and compliance with applicable Laws and the internal management rules of the Transferee, and the practice of using personal bank accounts in the conduct of the Group Companies’ business is terminated.

(4)
After the Closing, the Transferor shall use his best efforts to cooperate with the requests of the Transferee to enable the Group Companies to conduct their business in compliance with the law and to obtain the relevant business licenses, qualifications or permits necessary for the Group Companies to conduct the business in accordance with law.

(5)
The Transferor undertakes to the Transferee that, after the First Closing Date, he shall cooperate with the Transferee in completing the amendment registration procedures of the Target Company with respect to this Equity Transfer, provide the Transferee with all necessary documents and materials based on the request of the Transferee, and make his best efforts to assist and ensure that the relevant amendment registration procedures of the

Exhibit 4.77

Target Company will be completed within fifteen (15) Business Days after the First Closing Date or a longer period otherwise agreed by the Transferee.

(6)
After the Closing, the Group Companies shall comply with various management systems and requirements of the Transferee and its Affiliates (collectively, the "Cheetah Group"), incorporate the daily operation of the Group Companies into Cheetah Group's system of management and financial management and be subject to Cheetah Group's examination and approval procedures for relevant operation matters.

(7)
The Transferor undertakes that he shall fully pay the relevant consideration for this Equity Transfer in accordance with the covenants and agreements made with the employees who receive equity incentives with respect to this Equity Transfer prior to the Closing. If any dispute or controversy occurs due to the foregoing payment arrangement or any encumbrance, option or other third-party rights and claims of any nature attached to the Target Equity (including but not limited to the employees' continuous claim for equity interests or fund payment against the Target Company or the Transferee), or any losses are caused to the Target Company and/or the Transferee, the Transferor shall be responsible for resolution and disposal of such dispute or controversy and shall compensate the Target Company and/or the Transferee for all losses (if any) suffered thereby.

VII.
LIALIBITY FOR BREACH OF AGREEMENT

VII.1
Liability for Damages for Breach of Agreement

(1)
The occurrence of any of the following events shall constitute an event of default under this Agreement ("Event of Default"): (x) any representation made by any Party hereunder proves to be untrue, inaccurate or misleading or to have a material omission, (y) any Party breaches its covenants and warranties under this Agreement, or (z) any Party fails to perform its obligations hereunder in accordance with this Agreement.
(2)
If any Event of Default occurs to the Transferor, the Transferor shall indemnify and hold harmless the Transferee (and/or its Affiliates, directors and officers) (collectively, the "Indemnitee"), in which case the Transferor shall compensate the Transferee for any actual losses, damages, liabilities, costs or expenses incurred by the Transferee as a result of such Event of Default, including, without limitation, reasonable court/arbitration fees and other expenses, including, without limitation, fees of intermediaries engaged by, or personnel contributed by, the Transferee for this Equity Transfer (collectively, the "Losses").

VII.2
Special Indemnification

Notwithstanding anything else agreed to the contrary, after each of the Closing Dates, if a matter existing before each of the Closing Dates causes Losses to the Group Companies or any Indemnitee (whether such Losses occur before or after the Closing Dates), regardless of whether such matter is disclosed in any form or not, the Transferor shall, upon request of the Transferee, indemnify and hold harmless the relevant Indemnitee from and against such Losses. The foregoing includes, without limitation, the following:

Exhibit 4.77

(1)
The Group Companies fail to obtain the Governmental Approvals necessary for their business, or fail to conduct their business in compliance with all applicable Laws and Governmental Approvals in the operation of their business or are required to make rectification or imposed any punishment by relevant Governmental Authorities;
(2)
The Group Companies fail to pay or fully pay employees' salaries, social insurance funds (including endowment insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing fund, and/or other violations of the labor Laws of the PRC (including any penalties and overdue fines arising therefrom);
(3)
The Group Companies' infringement of third party Intellectual Property, or there is any ownership dispute over the Intellectual Property of the Group Companies, or any undisclosed Encumbrance exists on any of the Intellectual Property of the Group Companies, or the disclosed Encumbrance has adverse effect on the Company Business of the Group Companies;
(4)
Any Losses caused to the Group Companies and/or the Transferee due to any ownership dispute, entrusted holding, Encumbrance or non-compliance regarding historical equity changes (including, without limitation, non-compliance with Tax matters) in connection with the equity interest of the Group Companies, disputes arising from employee equity incentives and other matters;
(5)
Any Losses caused to the Group Companies and/or the Transferee due to the assertion by any existing shareholder of the Group Companies of any right, liability for breach of contract or claim against the Transferor or the Group Companies based on the Historical Investment Documents;
(6)
Penalties or liabilities arising out of any of the treatment of the accounts of the Group Companies, and any debts or contingent liabilities which are not properly reflected in the financial statements of the Group Companies, and penalties or liabilities arising from any violation of any applicable Laws relating to the taxation.

VII.3
Other Remedies

The rights and remedies of the other Parties under, or available to them pursuant to, this Agreement for any breach by any Party of this Agreement shall be cumulative and without prejudice to other rights or remedies (including without limitation specific performance) available to the other Parties under applicable Laws.

VII.4
Indemnification Liabilities of the Transferor

Notwithstanding the foregoing, the Parties agree that, except for any claim and liabilities arising from or relating to the willful misconduct, fraud or gross negligence of the Transferor, the total amount of indemnification liability of the Transferor hereto shall not exceed 30% of the Equity Transfer Consideration in the Equity Transfer (i.e. RMB14.253 million (RMB Fourteen Million Two Hundred and Fifty-Three Thousand)).

VIII.
EFFECTIVENESS AND TERMINATION

Exhibit 4.77

VIII.1
Effectiveness

This Agreement shall be formed and come into effect on the date of execution by the Parties hereto.

VIII.2
Events of Termination

This Agreement may be terminated by any of the Parties as follows:

(1)
If the First Installment Payment fails to take place within two (2) months (or longer as otherwise agreed by the Transferee in writing) after the execution of this Agreement (the "First Closing Long Stop Date"), the Party without fault of the failure to take place such First Closing Long Stop Date shall have the right to terminate this Agreement;

(2)
If the Second Installment Payment fails to take place within three (3) months (or longer as otherwise agreed by the Transferee in writing) after the execution of this Agreement (the "Second Closing Long Stop Date", and together with the First Closing Long Stop Date, the "Long Stop Dates" or "each Long Stop Date"), the Party without fault of the failure to take place such First Closing Long Stop Date shall have the right to terminate this Agreement;

(3)
The Transferee shall have the right to unilaterally terminate this Agreement in the event of a breach of any representations, warranties, obligations or covenants this Agreement by the Transferor, which breach is incapable of being cured or is not cured within thirty (30) days after the Transferee has given a written notice thereof to the Transferor;

(4)
This Agreement may be terminated by the Parties mutually agreeing in writing.

VIII.3
Consequences of Termination

(1)
If this Agreement is terminated pursuant to Section VIII.2, this Agreement shall be null and void, except that the Parties shall continue to be bound by this Section VIII.3 and Sections VII (Liability for Breach of Agreement), IX (Confidentiality) and XI (Governing Law and Dispute Resolution). The provisions of this Section VIII.3 shall not be deemed to excuse any Party from any breach of this Agreement prior to the date of termination, and shall not affect the other Parties' rights to indemnification or compensation under this Agreement.

(2)
If this Agreement is terminated pursuant to Section VIII.2, the Parties shall restore to the status of the Parties before the execution of the Transaction Documents adhering to the principles of fairness, reasonableness, honesty and good faith, in particular:

(a)
The Transferee shall not be required to pay the outstanding Equity Transfer Consideration for the Target Equity next due and payable this Agreement;

(b)
In the event that the Transferee has already paid all or part of the Equity Transfer Consideration for the Target Equity under this Agreement, the Transferor shall refund to the Transferee such amounts as have been paid by the Transferee within ten (10) working days after the termination of this Agreement. In the event that the Transferor fails to make timely refund, the Transferee shall be entitled to charge an overdue fine equal to 0.03% of the actual delayed refund on a daily basis from the date on which the Transferor delays making such refund until such late payment is made in full.

Exhibit 4.77

For the avoidance of doubt, the refund obligation specified under this clause shall not discharge or alleviate the Transferor's liability for breach of contract in accordance with Section VII hereof.

IX.
CONFIDENTIALITY

IX.1
General Obligations

Each Party undertakes to the other Parties that it shall not disclose any Confidential Information to any third party without the prior written consent of the relevant Party and that it shall also procure its directors, counsels, employees, agents, consultants, professional advisers and Affiliates and the respective directors, counsels, employees, agents, consultants, professional advisers of each of its Affiliates (collectively, "Representatives") to comply with the foregoing. The "Confidential Information" referred to herein shall mean (i) information relating to the organization, business, technology, finance, customers, suppliers, transactions or affairs of the Group Companies or another Party or the respective directors or employees (whether conveyed in writing, orally or otherwise before, after or on the Execution Date of this Agreement); (ii) terms and conditions of the Transaction Documents; and (iii) any information or materials prepared by a Party or its Representatives containing or otherwise reflecting, or generated from, Confidential Information. For the avoidance of doubt, in respect of the Transferor, the Transferor shall not disclose Confidential Information relating to the Group Companies after the Closing Date whether such information is obtained before or after Closing without the prior written consent of the Transferee.

IX.2
Exceptions

Article IX.1 above shall not apply to:

(a)
Disclosure of Confidential Information relating to the Group Companies by the Transferee after the Closing Date shall not require the consent of the Transferor and shall not be deemed as a breach of Article IX.1 hereof;

(b)
Any Confidential Information that is or becomes generally available to the public other than as a result of any disclosure made or caused by a Party or its Representatives in violation of the Transaction Documents;

(c)
Any Confidential Information disclosed by a Party to its Representatives, provided that such Representative (i) is under similar confidentiality obligation or (ii) is otherwise under a binding professional obligation of confidentiality; or

(d)
Disclosure required to be made by such Party pursuant to the applicable Laws or any action or legal proceedings arising out of this Agreement; provided, however, that such Party shall issue a notice to the other Parties to the extent permitted by the circumstances.

IX.3
Public Reports

Without the prior written consent of the Transferee, the other Parties shall not or cause to be made any report or public announcement in respect of the Transaction Documents or the transactions contemplated thereby or otherwise communicate with any media.

Exhibit 4.77

X.
NOTICES

Any notice, demand or other communication given or made this Agreement shall be in writing and shall be delivered or mailed to the relevant Party at the address or email box shown in Schedule I hereto (or such other address or email box as the addressee shall notify the other Parties in writing ten days in advance).

Transferee:
	Address:	[***]
	Postal Code:	[***]
	Attention:	[***]
	Email:	[***]

Transferor:
	Address:	[***]
	Postal Code:	[***]
	Attention:	[***]
	Email:	[***]

Each notice, demand or other communication to be given or delivered pursuant to this Article X shall be deemed to have been received (i) if sent by registered or certified mail, on the third (3rd) business day following the date on which such notice, demand or communication is deposited in the post office and a receipt is obtained from the post office, addressed to the party to whom it is addressed at its said address, (ii) if sent by courier service or personally delivered, when such notice, demand or communication is delivered to the party to whom it is addressed at its said address and (iii) if sent by email, when such notice, demand or communication is transmitted to the party to whom it is addressed (provided that no rejection notice has been received by the sender).

XI.
GOVERNING LAW AND DISPUTE RESOLUTION

XI.1
Governing Law

The formation, validity, interpretation and performance of this Agreement and the disputes arising this Agreement shall be governed by the PRC Laws.

XI.2
Arbitration

With respect to any dispute, controversy or claim arising out of or relating to this Agreement, including any dispute as to the existence, validity, interpretation, performance, breach or termination of this Agreement or any non-contractual obligation arising out of or relating to this Agreement (the "Dispute"), the Parties involved in the Dispute shall attempt in good faith to resolve such Dispute. Should such negotiation fail, either Party shall have the right to submit the Dispute to Beijing Arbitration Commission ("Arbitration Commission") for arbitration pursuant to its arbitration rules (as may be amended) in effect at the time of applying for arbitration. The language of the arbitration shall be Chinese. The arbitration shall be conducted in Beijing. The arbitration award shall be final

Exhibit 4.77

and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The fees of arbitration and the costs of enforcing the arbitration award (including witness fees and reasonable attorney's fees) shall be borne by the non-succeeding Party, unless otherwise agreed in the arbitration award. When a Dispute occurs and when such Dispute is referred to arbitration, except for the matters under dispute, the Parties shall continue to exercise and perform the remaining respective rights and obligations under this Agreement.

XII.
MISCELLANEOUS PROVISIONS

XII.1
Expenses

Unless otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with signing the Transaction Documents and completion of the Equity Transfer.

XII.2
Assignment

The assigning Party shall not assign any of its rights or obligations under this Agreement without the prior written consent of the assignee. This Agreement shall be binding upon and inure to the benefit of the successors of the Parties and shall assume the rights and obligations of such successors.

XII.3
Waiver

If any Party waives any of its rights, powers or remedies this Agreement, such waiver may not be effective except by an instrument in writing signed by such Party. No failure or delay on the part of any Party to exercise any rights, powers or remedies under this Agreement shall be construed as a waiver of any of them, nor shall any single or partial exercise of relevant rights, powers or remedies preclude further exercise of such rights, powers or remedies or exercise of any other rights, powers or remedies.

XII.4
Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter set forth herein and supersedes all prior letters of intent, agreements or understandings reached by the Parties with respect to the transactions contemplated hereby.

XII.5
Appendices

The appendices this Agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement.

XII.6
Severability

In the event that any one or more provisions of this Agreement are determined invalid, illegal or unenforceable in any aspect in accordance with any applicable Law, the validity, legality and enforceability of the remaining provisions this Agreement shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which shall come as close as possible to the economic effect of the invalid, illegal or unenforceable

Exhibit 4.77

provisions. The unenforceability of this Agreement against any Party shall not affect the enforceability of this Agreement against the other Parties.

XII.7
Amendment

Any amendment to this Agreement shall become effective only after a written agreement is signed by the Parties.

XII.8
Counterparties

This Agreement may be executed in any number of counterparts including counterparts in paper, facsimile and electronic means, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same document.

XII.9
Further Warranties

Upon reasonable requirement of any Party, without any further consideration, the other Party shall execute and deliver necessary or required additional documents, take necessary or required further legitimate actions, so that the transactions contemplated by this Agreement can be completed and effected in the most prompt manner possible. With respect to all documents submitted by each Party to any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, such Party shall negotiate with the other Parties in a timely manner and provide any necessary information and materials. In particular (but not limited to), the Parties shall use reasonable and best efforts and cooperate with each other to obtain all Consents required for the implementation of the transactions contemplated by this Agreement.

XII.10
Government Form Document

In the event that the Parties are required to sign a separate short form agreement for the Equity Transfer for the purpose of government approval or the similar purpose, this Agreement shall prevail over such short form agreement in its entirety, and such short form agreement may only be used for such government approval or the similar purpose and shall not be used to establish or evidence the rights and obligations of the relevant Parties with respect to the matters stipulated in such agreement.

[No text below, Signature Page to the Equity Transfer Agreement Follows]

Exhibit 4.77

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Shenzhen UFACTORY Technology Co., Ltd. (Seal)

By: /s/ Le Heng

Name:

Title:

LE Heng

By: /s/ Le Heng

Signature Page of the Equity Transfer Agreement

Exhibit 4.77

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Beijing Cheetah Target Media Technology Co., Ltd. (seal)

By: /s/ Fu Sheng

Name:

Title:

Signature Page of the Equity Transfer Agreement

Exhibit 4.77

Appendix I DEFINITIONS AND INTERPRETATION

1
Definitions

"Liabilities" means, with respect to any Person, all actual or possible debts and other liabilities of other nature of such Person, whether or not their nature is required to be disclosed in the accounts of such Person.

"Business Day" means any day that is not a Saturday, Sunday, statutory holiday or other day on which commercial banks in the PRC are not open for business.

"Equity Securities" means, with respect to any Person, such Person's equity interest, shares, preferred shares, membership interests, partnership interests, registered capital, joint venture or other ownership interests, as well as any options, warrants or other rights or securities convertible, exercisable or exchangeable, directly or indirectly, into the foregoing interests. A reference to "equity interest" or "equity interest" of a Person shall include Equity Securities unless it is manifestly illogical in the context. For the purposes of this definition, "Person" does not include an individual.

"Affiliate" of a person (the "principal") means, (i) in the case that the principal is not an individual, such other Person that directly or indirectly controls, is controlled by, or is under common control with the principal, or such other Person that constitutes the principal's Affiliate as provided for in Accounting Standard for Business Enterprises No.36 – Disclosures of Related Parties; and (ii) in the case that the principal is an individual, such principal's immediate family and any other Person that is directly or indirectly controlled by the principal or the principal's immediate family.

"Related Party Transactions" means any transaction (except transactions between the Group Companies) between (i) any Affiliates of the Group Companies; (ii) any shareholder, actual controller, director or senior executive of the Group Companies; and (iii) the Affiliates of the Persons referred to in (i) or (ii) and the directors or senior executive of such Affiliates.

"Key Employees" means the personnel listed in the Schedule 4 hereto.

"Transition Period" means the period from the date of signing hereto to the Second Closing Date.

"Group Companies" means the Target Company and the Target Company, all subsidiaries/branches and any other subordinate enterprises controlled by the Transferor directly or indirectly at the date of signing hereto.

"Transaction Documents" means hereto, the New Articles of Association and the ancillary agreements, resolutions and other documents (if any) that are required to be executed to consummate this Equity Transfer.

"New Articles of Association" means the Articles of Association of Shenzhen UFACTORY Technology Company Limited (as may be amended from time to time) to be executed by the Parties hereto and the Target Company in connection with this Equity Transfer.

Appendix I to the Equity Transfer Agreement

Exhibit 4.77

"Immediate Family" of a natural person means the spouse, any parent, grandparent, child, grandchild, sibling of such person, and any parent, sibling of such person's spouse.

"Control" of a Person means (i) holding more than 50% of the shares in issue or other equity interests or registered capital of such Person; or (ii) the power to direct the management and policies of such Person, whether through the exercising of more than 50% of the voting power of such Person, as proxy, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise. For the purposes of this definition, "Person" does not include an individual.

"Encumbrance" means any (i) mortgage, pledge, lien, other security interest, priority, trust or restriction on transfer on certain property, (ii) compulsory measures such as attachment, attachment, freezing, and other encumbrances on certain property, and (iii) claim for the title, occupancy, use, disposition or proceeds of certain property, granted on or arising from any contractual or statutory cause.

"Person" means any individual, corporation, enterprise, partnership, trust, government, governmental department, agency or any other entity.

"Applicable Law" or "Law" means, with respect to a Person, any public, valid and applicable treaty, law, administrative regulation, local regulation, rule, judicial interpretation, judgment, ruling, arbitration award and other regulatory document, which is applicable to such Person or binding upon such Person or its assets.

"Tax" means any form of taxation and similar charge imposed, withheld or assessed by a central or local government in the PRC or other jurisdiction, together with any interest, penalties, surcharges, overdue fines or fines relating thereto. Taxes "and" Taxation "when used in this Agreement shall be construed in the same manner as" Taxes "unless otherwise specified.

"Claim" means any claim, suit, demand, audit, inquiry, investigation, petition, hearing, notice of violation, litigation, action, proceeding or arbitration, whether civil, criminal, administrative or otherwise.

"Existing Shareholder" means all the Persons holding equity interest in the Target Company from the Execution Date this Agreement to the Closing Date.

"Governmental Authority" means a government or political subdivision thereof, department, court or tribunal of a government or political subdivision and the regulatory body of a stock exchange, in each case having competent jurisdiction.

"Governmental Approvals" means rights, licenses, permits, approvals, exemptions, consents and authorizations granted by, and registrations and filings with, Governmental Authorities.

"Intellectual Property Rights" means patents, trademarks, service marks, registered designs, domain names, utility models, copyrights, inventions, confidential information, trade secrets, proprietary manufacturing processes and equipment, brand names, database rights, and business names and other similar rights in any country, and all interests in any of the foregoing (whether or not registered or recorded and shall include applications for the grant of the foregoing and the right to apply for the foregoing anywhere in the world).

Appendix I to the Equity Transfer Agreement

Exhibit 4.77

"PRC" means the People's Republic of China, and solely for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

"PRC GAAP" means the then applicable accounting principles in the PRC.

"Principal Business" means the research and development, production and sales of collaborative robots.

"Assets" means all tangible or intangible assets, rights and privileges of whatsoever nature (including all rights in Intellectual Property Rights).

"Subsidiary" means, with respect to a Person, any other Person (excluding any natural Person) that is Controlled by such Person directly or indirectly on or after the Execution Date of this Agreement.

"Material Adverse Effect" or "Material Adverse Change" means the occurrence or failure to occur of any event, circumstance, or event that, individually or in the aggregate with all other events, circumstances, or events, (i) is or would reasonably be expected to be materially adverse to the business, operations, development, assets, properties, qualifications, prospects, financial condition or results of operations of the Group Companies taken as a whole, or (ii) is or would reasonably be expected to be materially adverse to the ability of the Transferor to perform its obligations under this Agreement.

"Material Contracts" means the following contracts executed by it that have not been fully performed or are subject to pending dispute: (a) contracts other than in its ordinary course of business; (b) any agreements that relate to Related Party Transactions; (c) any joint venture contract, partnership contract, shareholders' agreement, strategic cooperation or alliance agreement; (d) loan or other financing or guarantee contracts; (e) contracts relating to the acquisition of any entity or a material portion of the assets of any entity or the disposal of all or a material portion of the assets of any entity; (f) agreements with any of its shareholders, directors, senior employees or Affiliates of the aforesaid Persons (excluding the employment agreements, confidentiality agreements and non-competition agreements consistent with normal business practices with such Persons, all such employment agreements are substantially the same except for remuneration provisions, and the samples of standard employee employment agreements of the Group Companies have been provided to the Transferee); (g) any contract involving a value exceeding RMB500,000; (h) any other agreements that are material to its business, financial condition or operation result; and (i) leases in relation to land, buildings or premises.

2
Interpretation
(a)
The phrase "directly or indirectly" means directly or indirectly through an Affiliate or through contractual or other arrangements.
(b)
To the best of the knowledge of a person means the actual knowledge and the constructive knowledge of the person concerned (after due and careful enquiry).
(c)
Headings are for convenience only and shall not affect the construction of the provisions of this Agreement.

Appendix I to the Equity Transfer Agreement

Exhibit 4.77

(d)
“The words "include", "includes" and similar expressions shall be construed as "including without limitation", respectively.
(e)
A reference to any statute or statutory provision is a reference to that statute or statutory provision as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.
(f)
Any reference to one gender includes every gender.
(g)
Any reference to any Non-PRC Term in any action, remedy, method of conducting judicial proceedings, legal document, legal status, forum, official or any other legal concept shall be deemed to include the legal concept which most nearly corresponds to the relevant Non-PRC Term under the PRC Law; and
(h)
Any reference to this Agreement shall be deemed to include the appendices and schedules to this Agreement which constitute an integral part of this Agreement.

Appendix I to the Equity Transfer Agreement

Exhibit 4.77

Appendix II REPRESENTATIONS AND WARRANTIES

PART I Representations and Warranties of the Transferor

The Transferor hereby represents and warrants to the Transferee as follows as of the date this Agreement and as of the Closing Date:

1.
Authority and Validity of the Equity Transfer
(1)
The Transferor is a natural person or an enterprise with full civil capacity, and has full legal rights, capacity of rights, capacity of conduct and/or all required authorizations and governmental approvals to enter into, execute and deliver this Agreement and to fully perform its obligations under the Transaction Documents. The Transaction Documents, once duly authorized, executed and delivered by the parties thereto, will constitute legal, valid and binding obligations of the Transferor, enforceable against it in accordance with their terms.
(2)
Neither the execution of the Transaction Documents by the Transferor nor the performance of the transactions contemplated thereby will: (i) violate any applicable Laws, its articles of association or other constitutional documents (if applicable); (ii) breach any contract to which it is a party or any agreement or arrangement affecting it, or conflict with or constitute a default under, or require any consent under, or give any other rights of termination, amendment, suspension, revocation or cancellation of, or cause acceleration of its obligations under, such documents; or (iii) require any government approval or any filing, registration, license, authorization, consent or approval with any third party.
(3)
The Transferor has taken or will have taken, prior to the Closing Date, all measures and actions to obtain all applicable governmental, statutory, regulatory or other consents, approvals, licenses, waivers or exemptions necessary for the Transferor to enter into and perform, and be bound by, the terms and conditions of, the Transaction Documents. No other consent or approval from any individual, company, entity or governmental authority under any Law or pursuant to the terms of any agreement or arrangement to which any Group Company or the Transferor is a party is required in connection with the sale and purchase of the Target Equity Interest. As of the date hereof and the Closing Date, the Transferor is holding the shares in the Target Company for its own account and not as agent or trustee for any other beneficiary.

2.
Target Equity, Group Companies and Founder
(1)
The Group Companies have been duly incorporated and organized, and are validly existing. The Group Companies have the corporate power and Governmental Approvals to own and operate their assets and carry on their Business in the manner in which it is conducted.
(2)
Unless otherwise disclosed in the Disclosure Letter, the registered capital of the Group Companies has been fully paid up, and there has been no withdrawn capital contribution. Except for its registered capital, the Group Companies shall have no outstanding Equity Securities. Except as set forth in the Transaction Documents, there are no agreements and arrangements (including employee incentive interests, options or other similar rights) whereby any Person may request the transfer of, or increase or decrease in the registered capital of, any

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

equity interest of the Group Companies, or to create any Encumbrance over, such equity interest. On the Closing Date, the Transferee will receive good and valid title to the Equity Interest, free and clear of any Encumbrance. The Historical Changes in the shareholding of the Group Companies are all in compliance with applicable Laws (including, without limitation, regulations related to Taxes).
(3)
The information of the Group Companies set forth in the Disclosure Letter is true, accurate and not misleading, and the information relating to the shareholding structure of the Target Company set forth therein is a true, complete and accurate description of the shareholding structure of the Target Company as of the date hereof. The Transferor has obtained or will obtain at the Closing all governmental approvals or consents necessary for the sale of the Target Equity Interest. The Transferor has disclosed to the Transferee all documents, contracts, agreements or written or oral arrangements which may affect this Transaction, including, without limitation, all investment agreements, shareholder rights agreements or other similar written agreements or oral arrangements entered into by and among the Transferor, the Group Companies and each Existing Shareholder of the Company (hereinafter referred to as the "Historical Investment Documents"). Neither the Transferor nor the Group Companies has violated any provisions of the Historical Finance Documents, and neither the Transferor nor the Group Companies has received any claim made by any Existing Shareholder in any form alleging that the Transferor or the Group Companies is liable for breach of the Historical Investment Documents, or any request for the repurchase or redemption of the Equity Securities by any Existing Shareholder.
(4)
The Disclosure Letter has disclosed the shareholding structure of the Group Companies other than the Target Company. Unless otherwise disclosed in the Disclosure Letter, the Target Company has no subsidiaries other than the Group Companies, nor owns any direct or indirect equity interest or other investment interest or any rights to purchase any equity or other interest in any company, enterprise, partnership, joint venture or other entities, including registered equity interest or beneficially owned interest. None of the Target Companies is a member of any partnership (or conduct any part of business through any partnership), or participating in any joint venture or similar arrangement or assume unlimited liability in any external investment.
(5)
The equity interest held by the Transferor in the Target Company is free and clear of any Encumbrance. The equity interest in the Target Company is free and clear of any Encumbrance or nominee holding. The Transferor has not entered into any agreement with any third party for voting with respect to any equity interest or shares in the Target Company or similar agreements.
(6)
The Founder does not hold, directly or indirectly, any equity interest in any person that operates any business the same as or similar to that of the Group Companies. The Founder does not, and none of the Key Employees and the Senior Officers of the Group Companies, directly or indirectly: (i) engages, for themselves or for other persons (other than the Group Companies), in any business which is the same as or similar to or directly or indirectly competes with the Business of the Group Companies; (ii) is employed by, or provides any services or support to, any entity that operates such business.
(7)
Except as otherwise disclosed in the Disclosure Letter, The Founder does not involved in any personal unsettled dispute or penalty, or has committed no violations of laws and regulations. Except as otherwise disclosed in the Disclosure Letter, there is no debtor-creditor relationship between the Group Companies and the Founder or his Affiliates.

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

3.
Compliance with Laws
(1)
The business and operations of the Group Companies are currently conducted, and have been conducted, in compliance in all respects with Applicable Laws. The Group Companies is not in default under any order, decree or judgment of any court or any Governmental Authority, or received any notice of any violation, inquiry, order, investigation or penalty from any Governmental Authority with respect to the operation of the Business.
(2)
The Group Companies have all Governmental Approvals necessary for the operation of the Business. The above Governmental Approvals are valid and subsisting. There is no fact or circumstance which may result in the suspension, revocation, revocation or non-renewal of such Governmental Approvals.

4.
Financial Matters
(1)
The Group Companies shall have provided the Transferee with (i) the 2023 and 2024 audited balance sheets of the Group Companies and the related statements of income and cash flows for such years ("Financial Statements"); and (ii) the unaudited balance sheets of the Group Companies as of June 30, 2025 ("Management Accounts Date") and the related statements of income and cash flows corresponding thereto ("Interim Financial Statements", together with the "Financial Statements", the "Management Accounts"). Except as otherwise indicated in the notes thereto, the Management Accounts (i) have been prepared in all respects in accordance with the PRC GAAP applied on a consistent basis, (ii) fairly present in all respects the financial condition, operating results and cash flows, as the case may be, of the Group Companies on or for the period as of the Management Accounts Date, and (iii) correspond in all respects with the books and records of the Group Companies. All such books and records are accurately recorded in all respects and have been maintained in accordance with the PRC GAAP and applicable Laws.
(2)
None of the Group Companies has any liability, claim, commitment, liability or obligation of any nature, whether known, unknown, fixed, accrued, contingent or otherwise, and whether due or to become due, asserted or unasserted, except, to the extent required, those disclosed or provided for in the most recent three-year Financial Statements, and those incurred in the ordinary course of business after the Management Accounts Date based on the past practice of the Group Companies of the Business. The Group Companies have not given any form of guarantee (including without limitation suretyship guarantee) to any Person or created any Encumbrance over any of its assets for the benefit of any other Person or made such commitments.

5.
Assets
(1)
The assets included in the Management Accounts and acquired by the Group Companies since the Management Accounts Date are the properties in the possession or under the Control of the relevant Group Company. The Group Companies have the ownership or legal right to use all assets currently used in the operation of its current and/or proposed business.

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

(2)
The Group Companies do not own any land, building or premises. The premises used by the Group Companies are leased from third parties, and the Group Companies are in compliance with such leases and have valid and enforceable leasehold interests in such premises, free and clear of any Encumbrances. Unless otherwise disclosed in the Disclosure Schedule, (i) none of the Group Companies has leased any land, building or premises from any third party, or subleased or subleased any land, building or premises; and (ii) the lease contracts underlying the land, buildings or premises leased by the Group Companies are legal and valid, and the lessors have the right to lease such land, buildings or premises.
(3)
The Group Companies have good and marketable title to all Inventories used in their business, free and clear of any Encumbrances. Such Inventories are well maintained, are of normal merchantable quality and can be sold in the ordinary course of business at their listed prices without rebate or allowance. The Group Companies have no obligation or responsibility to accept any returned Inventories or goods held by their customers (except for those consistent with their past practices during the ordinary course of business).
(4)
The products sold by the Group Companies in the business of the Group Companies materially comply, and have at all times materially complied, with all Applicable Laws and warranties, promises or confirmations in all aspects of such products.
(5)
The Group Companies lawfully own and have the right to use all Intellectual Property used by them, and have taken appropriate measures to protect the legality, validity, completeness and security of such Intellectual Property (including completion of relevant registration, filing and renewal formalities in due time in accordance with law). Except as otherwise disclosed in the Disclosure Schedule, there is no Encumbrance on the Intellectual Property of the Group Companies; for the Encumbrances disclosed in the Disclosure Schedule, the creation of such Encumbrances would not have any adverse effect on the Principal Business of the Group Companies. The Group Companies hold valid, binding and enforceable licenses to use any necessary Intellectual Property of third parties for the operation and maintenance of the Business. The ability of the Group Companies to use such Intellectual Property of third parties will not be affected by the transactions contemplated by the Transaction Documents.
(6)
The Group Companies have not infringed the Intellectual Property of any third party, including without limitation the former employers of the Founder, have not received any claim from a third party, including without limitation the former employers of the Founders and the employees of the Group Companies, that they have infringed such Intellectual Property, and there is no pending Intellectual Property dispute or judicial proceeding. To the knowledge of the Transferor, no third party is infringing, infringing, misusing or misappropriating the Intellectual Property owned by the Group Companies.
(7)
The Group Companies have not granted any license or other rights with respect to the Intellectual Property to any third party. The Group Companies have taken reasonable measures in accordance with normal industry practice to keep the trade secrets and other confidential Intellectual Property used by them in connection with the Business confidential. There is no infringement by any Person of any of the material trade secrets or other material Intellectual Property of the Group Companies.
(8)
The assets of the Group Companies and the facilities and services over which the Group Companies have control include all rights, properties, assets, facilities and services necessary or advisable to carry on the Business of the Group Companies as currently conducted or to

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

enable the Group Companies to continue to carry on the Business in the same manner in all material respects after the Closing.

6.
Contracts and Transactions
(1)
All Contracts of the Group Companies are valid and enforceable, and the Group Companies have duly performed and complied with such Contracts. There are no causes for termination of such Contracts. In no case has the parties to any contract breached such contract or expressed an intention to terminate such contract prior to the expiration of the term of such contract.
(2)
The implementation and consummation of this Equity Transfer will not result in the termination of the agreements of the Group Companies or adversely affect the rights of the Group Companies or cause a breach by the Group Companies.
(3)
None of the Affiliates of a Group Company holds any interest in any person with which the Group Company has a business relationship. Except as disclosed in the Disclosure Letter, there are no Related Party Transactions of the Group Companies; with respect to the Related Party Transactions disclosed in the Disclosure Letter: (i) are necessary and bona fide commercial intention, (ii) do not infringe upon the legitimate interests of the Group Companies, (iii) are fairly priced, and (iv) comply with applicable Laws and Regulations.
(4)
No customer or supplier of the Group Companies has ceased or has indicated an intention to cease, in whole or in part, trading with the Group Companies, and to the knowledge of the Transferor, there is no likelihood that such customer or supplier will cease, whether as a result of the Proposed Transaction, the performance of any other terms hereto or any other reason.

7.
Taxation, Records and Tax Filings
(1)
All Tax Returns with respect to the Group Companies that are required to be filed have been filed by the Group Companies within the time limits and have been properly completed in accordance with applicable Laws; all such Tax Returns are true, accurate and complete in all material respects, and the information contained therein is free and clear of any false and inaccurate information in respect of the payable taxes, applicable tax rates and permitted pre-tax deductibles. All Taxes (including those to be withheld) shown to be due and payable in such Tax Returns have been fully paid or reserved accordingly. The Tax Returns of the Group Companies have never been audited by any Governmental Authority or any other Tax related Proceeding has been the subject of, and none of such audits or Proceedings has been threatened. The Group Companies are not subject to any Tax penalties, and there is no pending or expected Tax litigation or dispute, default in payment of any Taxes or any other violation of Tax Laws.
(2)
The Group Companies have kept and retained all records, registrations and documents required under applicable Tax Laws of the PRC or any other jurisdiction in which they operate or to evidence compliance with such Tax laws and regulations. The Group Companies have also complied with applicable Tax Laws in other respects of their operations.
(3)
All Tax refunds received by the Group Companies are legally enjoyed by the Group Companies, and have been verified and confirmed by the local Tax authorities. The Group

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

Companies have been entitled to and used by the Group Companies all in compliance with Applicable Laws, and there is no outstanding incidental obligation. None of the Group Companies has been subject to any clawback by the Tax authorities in respect of any Tax Preference that the Group Companies have enjoyed in the past.
(4)
No Group Company has carried out any transaction, or entered into any contract, for the purpose of illegal Tax evasion.
(5)
Neither the execution nor the performance of the transactions contemplated hereto will cause cancellation or reduction of any Tax treatment, benefits or exemption available to the Group Companies.

8.
No Material Adverse Effect.

Since the Management Accounts Date, there has not been any Material Adverse Change in the Group Companies, and no event, fact or matter has occurred which might give rise to any such change. Since the Management Accounts Date, the business of the Group Companies has been conducted in the ordinary and ordinary course, and in the course has been operated in a manner consistent with past practice and prudent commercial practice. The Group Companies have adequate funds and capability to carry out the normal business operation. The Group Companies have not done or undertaken any of the things specified under Section VI.3 hereto other than their ordinary and ordinary course business.

9.
Employee Relations and Compliance
(1)
Unless otherwise disclosed in the Disclosure Letter, each of the employees of the Group Companies has entered into an employment contract with the Group Companies, and such contracts are valid, binding and enforceable.
(2)
There is no pending or threatened dispute relating to the employment of any Group Companies.
(3)
The Group Companies have complied in all material respects with all applicable Laws pertaining to all employees of such Group Companies, employee benefits and labor matters. Unless otherwise disclosed in the Disclosure Letter, each Group Company has fully paid social insurance premiums and housing fund contributions for all of its employees in accordance with applicable Laws of the PRC.
(4)
None of the directors or employees of a Group Company owes any loans to such Group Company or has any other financial liability to such Group Company.
(5)
To the best knowledge of the Transferor, no Key Employee of a Group Company intends to terminate their employment with such Group Company, nor does such Group Company intend to terminate the employment of the said employees.
(6)
None of the Group Companies, the Transferor or the Key Employees has violated any confidentiality agreement or other confidentiality or similar obligation with any third party (in the case of any individual, including, without limitation, with former employers), and none of the Group Companies, the Transferor or the Key Employees has entered into any

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

non-competition and non-competition agreement with any third party (in the case of any individual, including, without limitation, with former employers) or has any non-competition and non-competition obligations or similar obligation to any third party. There is no event or restriction affecting the continuing employment or dedication of the Founders and the Key Employees to the Group Companies.
(7)
Unless otherwise disclosed in the Disclosure Letter, the Group Companies do not have (and do not intend to introduce) any other share incentive scheme, share option scheme, or profit sharing, bonus, commission or other such incentive scheme for all or any of their directors, Senior Officers or other employees.

10.
Claims and Procedures
(1)
Unless otherwise disclosed in the Disclosure Letter, there is no litigation, action, arbitration, other legal or administrative proceeding, or governmental investigation pending or to be initiated against any Group Company or the Transferor, or any administrative penalty, administrative review or other legal proceedings pending or to be initiated against or relating to any Group Company or the Transferor. Except as otherwise disclosed in the Disclosure Letter, the Transferor is in good standing, and has not incurred or involved in any litigation, action, arbitration, other legal or administrative proceedings, or subject to any governmental investigation. There are no circumstances under which any Group Company shall be subject to any legal liability or obligation in accordance with any rulings or decisions rendered by any court, arbitration body and other judicial or administrative authority.
(2)
There is no factual basis between the Group Companies and the Transferor which is likely to give rise to any claim. The Founder has not, and none of the directors, legal representatives or Senior Officers of a Group Company is involved in or has been notified that it is the subject of any claim which has had or could have an adverse effect on such Group Company.

11.
Minutes

Copies of minutes of meetings of the Group Companies' board and shareholders' meetings, including all resolutions adopted in writing without a meeting by the directors and shareholders of each Group Company, have been provided to the Transferee. Such minutes accurately reflect all actions by the board of directors (and any committee of directors) and shareholders of each Group Member with respect to all transactions referred to therein in all material respects.

12.
Anti-Corruption
(1)
Neither a Group Company nor any of its directors, officers, employees or other persons acting on behalf of such Group Company has: (i) made, offered to make, promised to make, or authorized the making of any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift, whether in the form of money or any thing of value, to any foreign or domestic government official, employee of any Governmental Agency, any political official or candidate for political office, or to an official or employee of

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

any public international organization; or (ii) established or maintained any unlawful or unrecorded fund or made any fraudulent or fictitious entries in the books and records of such Group Company.
(2)
Neither a Group Company nor any of its directors, officers, employees or other persons acting on behalf of such Group Company has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who has or may have had the power to assist or obstruct the Relevant Business of the Group Companies, that (a) constitutes a bribe, kickback or illegal payment under the Applicable Laws, or (b) may subject a Group Company to damages or penalties in any litigation, litigation, arbitration or investigation or audit by any Governmental Authority, or (c) may, if not in the past, or if not continued in the future, have an adverse effect on the Relevant Assets, Properties, Business, operations or prospects of the Group Companies, or may subject a Group Company to prosecution or penalty in any litigation, litigation, arbitration or investigation or audit by any Governmental Authority. In addition, neither a Group Company nor any of its directors, officers, employees or other persons acting on behalf of such Group Company has, directly or indirectly, received or agreed to receive any gift or similar benefit from any customer, supplier, government employee or other person, that (b) constitutes the receipt of a bribe, kickback or illegal payment under the Applicable Laws, or may subject a Group Company to damages or penalties in any litigation, litigation, arbitration or investigation or audit by any Governmental Authority.
(3)
No foreign or domestic government official, employee of any government authority, any political official or candidate for political office, or officer or employee of any public international organization or any government authority, currently has any direct or indirect interest in the Group Companies or has any legal or beneficial interest in the transfer price paid by the Group Companies or the transferee thereof to the transferor hereto.
(4)
No Group Company has used any of its funds or assets for the payment of any kickback, nor has it maintained any off-balance-sheet fund or asset for any illegal purpose. No portion of such payments was knowingly made by or on behalf of such Group Company, knowing that such payments would be used for any such purpose.

13.
Insolvency

No petition has been filed by any person with any Governmental Authority in respect of ordering the dissolution, liquidation or winding up of the Group Companies, and no such order has been issued by any Governmental Authority or any liquidation process has been approved in respect of the Group Companies. No liquidation committee has been appointed in respect of the Group Companies. Neither the Group Companies nor any of their creditors has applied with any people's court for any order declaring the Group Companies bankrupt, and no people's court has issued such an order. No restructuring of or any arrangement relating to the affairs of the Group Companies or any compromise or arrangement between the Group Companies and their Obligors and/or shareholders or any class of Obligors and/or shareholders has been proposed, approved or approved by any person for the payment of the debts of the Group Companies. No execution or other process has been imposed upon or applied for, over the whole or any part of the property, assets and/or the operation of the business of the Group Companies.

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

14.
Disclosure

The Transferor has disclosed to the Transferee truthfully, completely and accurately (i) all information, documents and materials requested by the Transferee and the information, documents and materials that are or may be materially connected with any Group Company and the performance of the hereto by the Transferor; (ii) information, documents and materials that have or may have a material impact on the intent of the Transferee to enter into and perform the Transaction Documents or consummate this Transaction. There is no fact which might have a Material Adverse Effect and which has not been disclosed in the Disclosure Letter or the Financial Statements. The representations, warranties or statements made by the Transferor in the appendices, exhibits and Transferor's Warranties as provided by the Transferor to the Transferee and the information or materials provided by the Transferor to the Transferee in connection with the due diligence conducted by the Transferee on the Transferor or the preparation of hereto are true, accurate, without any omission and not misleading in all respects, and there is no false information. There is no matter which, if required to be disclosed, would be sufficient to cause material loss or material adverse effect on the Group Companies. To the knowledge of the Transferor, there is no fact or matter which might reasonably be expected to cause a Material Adverse Change on the Group Companies.

PART II TRANSFEREE'S WARRANTIES

The Transferee hereby represents and warrants to the Transferor as follows, as of the date hereto and as of the Closing Date:

1.
INCORPORATION AND AUTHORIZATION

The Transferee is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation. The Transferee has all necessary capacity and authority (1) to enter into this Agreement; (2) to carry out its obligations hereunder; and (3) to consummate the transactions contemplated hereby. this Agreement, upon due authorization, execution and delivery by the Parties hereto, shall constitute the legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with the terms hereof.

2.
NO CONFLICTS

The execution, delivery and performance of this Agreement by the Transferee: (1) do not violate any programmatic documents of the Transferee; and (2) do not violate any contract, agreement or instrument to which it is subject.

Appendix II to the Equity Transfer Agreement

Exhibit 4.77

Appendix III DISCLOSURE LETTER

1.
Paid-up of the Target Company

As of the date of execution of this Agreement, the following is the paid-up status of the Target Company:

Shareholders	Subscribed Capital Contribution /RMB	Paid-up Capital Contribution /RMB
Deng Shitao	7,969	1,250
Le Heng	74,727	20,818
Beijing Internet Security Software Co., Ltd.	25,840	25,840
Shenzhen Guojin Tianhui Venture Capital Enterprise (Limited Partnership)	25,840	25,840
Total	134,376	73,748

* The Transferor hereby confirms that all of its paid-up registered capital of RMB 20,818 shall be transferred to the Transferee in this transaction.

2.
Social Insurance Contribution and Housing Provident Fund Contribution

As of the date of execution of this Agreement, the Group Companies have paid social insurance and housing provident fund for all its employees; except that two employees have paid housing provident fund according to their actual wages, the Group Companies have divided the payment base of the social insurance and housing provident fund of its employees into different payment bases by job categories, and has paid social insurance and housing provident fund for all its employees according to such different base standards (none of which is the actual wages of the employees).

Appendix III to the Equity Transfer Agreement

Exhibit 4.77

Appendix IV Key Employees

[***]

Appendix IV to the Equity Transfer Agreement